Exhibit 10.1

PROMISSORY NOTE

-- $50,000 --	December 29, 2009
Amount	Date

FOR VALUE RECEIVED, Delaware American Motors, LLC a limited liability company organized under the laws of the State of New Jersey and DAM Holdings, Inc., a Nevada corporation (the “Payors”) promises to pay jointly and severally to the order of the below name holder or its assigns (“Holder”), the principal sum as set forth above with interest on the outstanding principal amount at the rate of twelve percent (12%) per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal until paid in full. The obligations of this Note are due and payable as on demand.

MARK S. KLEIN
Holder

1.     Repayment.     All payments of interest and principal shall be in lawful money of the United States of America. All payments shall be applied first to accrued interest (calculated on whole months only) and thereafter to principal. Payor may prepay this Note at any time without penalty.

2.     Place of Payment.     All amounts payable hereunder shall be payable to Holder at the address it specifies to Payor in writing.

3.     Time of Repayment.     Payor shall pay the principal sum plus interest accrued on or before the earlier of the date of demand.

4.     Use of Proceeds.     This Note represents the debt owed to Holder.

5.     Due Authorization.     The Payor has the full power and authority to execute and deliver this Note and to consummate the transactions contemplated on its part hereby and thereby. The execution, delivery (or filing or adoption, as the case may be), and performance by the Payor of this Note have been duly authorized. This Note is a valid and binding agreement of the Payor, enforceable against the Payor in accordance with its terms, except as limited by bankruptcy, insolvency and other laws affecting the enforcement of creditors’ rights generally and by equitable principles in any action (legal or equitable) and by public policy.

6.     Waiver.     Payor waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses.

7.     Attorney’s Fees.     If Payor default in the payment of principal or interest due on this Note, Holder shall be entitled to receive and Payor agrees to pay all reasonable costs of collection incurred by Holder, including, without limitation, reasonable attorney’s fees for consultation and suit.

8.     Governing Law.     This Note shall be governed by, and construed and enforced in accordance with, the laws of the State of Ohio, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction. Any action brought to enforce or interpret this Note shall be brought in the courts located in Franklin County, State of Ohio.

9.     Successors and Assigns.     The provisions of this Note shall inure to the benefit of and be binding on any successors of Payor and shall extend to any holder hereof. Holder may assign this Note (or any proceeds therefrom).

IN WITNESS WHEREOF, the Payor have duly executed this Note as of the date first written above.

PAYORS:

Delaware American Motors LLC		DAM Holdings, Inc.

By:	/s/ MARK S. KLEIN	By:	/s/ MARK S. KLEIN
Print Name: Mark S. Klein		Print Name: Mark S. Klein
Print Title: President		Print Title: President